EXHIBIT 10.1

FORM OF CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS AGREEMENT, dated August 24, 2011 (the “Effective Date”), is made by and between The Bureau of National Affairs, Inc. (the “Company”) and [Name] (the “Executive”).

WHEREAS, the Company considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel; and

WHEREAS, the Board recognizes that the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and

WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.  Defined Terms.  The definitions of capitalized terms used in this Agreement are provided in the last Section hereof.

2.  Term of Agreement.  The Term of this Agreement shall commence on the Effective Date and shall continue in effect through the second anniversary thereof; provided, however, that commencing on the first anniversary of the Effective Date and each anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless the Company or the Executive shall have given the other party written notice not to extend the Term prior to any such renewal date; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than twenty-four (24) months beyond the month in which such Change in Control occurred.

3.  Company’s Covenants Summarized.  In order to induce the Executive to remain in the employ of the Company and in consideration of the Executive’s covenants set forth in Section 4 hereof, the Company agrees, under the conditions described herein, to pay the Executive the Severance Payments and the other payments and benefits described herein.  No Severance Payments shall be payable under this Agreement unless there shall have been (or, under the terms of the second sentence of Section 6.1 hereof, there shall be deemed to have been) a termination of the Executive’s employment with the Company following a Change in Control and during the Term.  This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company.

4.  The Executive’s Covenants.  The Executive agrees that, subject to the terms and conditions of this Agreement, in the event of a Potential Change in Control during the Term, the Executive will remain in the employ of the Company until the earliest of (i) the last day of the Potential Change in Control Period, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive’s employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive’s employment for any reason.

5.  Compensation Other Than Severance Payments.

                          5.1  Following a Change in Control and during the Term, during any period that the Executive fails to perform the Executive’s full-time duties with the Company as a result of incapacity due to physical or mental illness, the Company shall pay the Executive’s full salary to the Executive at the rate in effect at the commencement of any such period, together with all compensation and benefits payable to the Executive under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period (other than any disability plan), until the Executive’s employment is terminated by the Company for Disability.

                          5.2  If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay the Executive’s full salary to the Executive through the Date of Termination at the rate in effect immediately prior to the Date of Termination or, if higher, the rate in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, together with all compensation and benefits payable to the Executive through the Date of Termination under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

                          5.3  If the Executive’s employment shall be terminated for any reason following a Change in Control and during the Term, the Company shall pay to the Executive the Executive’s normal post-termination compensation and benefits as such payments become due.  Such post termination-compensation and benefits shall be determined under, and paid in accordance with, the Company’s retirement, vacation, insurance and other compensation or benefit plans, programs and arrangements as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the occurrence of the first event or circumstance constituting Good Reason.

6.  Severance Payments.

                          6.1  If the Executive’s employment is terminated following a Change in Control and during the Term, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by the Executive without Good Reason, then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in this Section 6.1 (“Severance Payments”), in addition to any payments and benefits to which the Executive is entitled under Section 5 hereof.  For purposes of this Agreement, the Executive’s employment shall be deemed to have been terminated following a Change in Control by the Company without Cause or by the Executive with Good Reason, if (i) the Executive’s employment is terminated by the Company without Cause prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and such termination was at the request or direction of a Person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control, (ii) the Executive terminates his employment for Good Reason prior to a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (iii) the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason and such termination or the circumstance or event which constitutes Good Reason is otherwise in connection with or in anticipation of a Change in Control (but only if a Change in Control occurs no later than six (6) months following the Executive’s termination of employment).

                                   (A)  In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the sum of (i) an amount equal to [three (3) / two (2)] times the Executive’s base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, (ii) a pro rata portion of the Executive’s target annual bonus under any annual bonus or incentive plan maintained by the Company in respect of the period in which the Date of Termination occurs, and (iii) any earned but unpaid annual or incentive bonus owing to the Executive for the fiscal year preceding the year in which the Date of Termination occurred.

                                    (B)  For the [thirty-six (36) / twenty-four (24)] month period immediately following the Date of Termination, the Company shall arrange to provide the Executive and his dependents medical and life insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination or, if more favorable to the Executive, those provided to the Executive and his dependents immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Executive than the after-tax cost to the Executive immediately prior to such date or occurrence; provided, however, that, unless the Executive consents to a different method, such medical insurance benefits shall be provided through a third-party insurer.  Benefits otherwise receivable by the Executive pursuant to this Section 6.1(B) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during the [thirty-six (36) / twenty-four (24)] month period following the Executive’s termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided, however, that the Company shall reimburse the Executive for the excess, if any, of the after-tax cost of such benefits to the Executive over such cost immediately prior to the Date of Termination or, if more favorable to the Executive, the first occurrence of an event or circumstance constituting Good Reason.

        (C)  If the Executive would have become entitled to benefits under the Company’s post-retirement medical plans, as in effect immediately prior to the Date of Termination or, if more favorable to the Executive, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Executive’s employment terminated at any time during the period of [thirty-six (36) / twenty-four (24)] months after the Date of Termination, the Company shall provide such post-retirement medical benefits to the Executive and the Executive’s dependents commencing on the later of (i) the date on which such coverage would have first become available and (ii) the date on which benefits described in subsection (B) of this Section 6.1 terminate.

                                    (D)  The Company shall provide the Executive with outplacement services suitable to the Executive’s position for a period of [three (3) / two (2)] years or, if earlier, until the first acceptance by the Executive of an offer of employment.

                                    (E)  For a period of one (1) year following the Date of Termination, the Company shall provide the Executive with such perquisites as the Executive was entitled to receive immediately prior to the Date of Termination.

                          6.2     Subject to the provisions of Section 16 hereof, (A) the payments and benefits to be provided pursuant to Section 6.1 hereof shall be provided only if the Executive shall have executed a general release of claims substantially in the form set forth in Exhibit A hereto and the release of claims shall have become irrevocable not later than thirty (30) days following the Date of Termination, and (B) the cash Severance Payments shall be paid thirty (30) days following the Date of Termination; provided, however, that if certain group termination provisions of the Age Discrimination in Employment Act and Older Workers’ Benefit Protection Act apply, the release of claims shall become irrevocable not later than sixty (60) days following the Date of Termination and the cash Severance Payments shall be paid sixty (60) days following the Date of Termination.

                         6.3      The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.  Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event will payment be made for requests that are submitted later than December 15th of the year following the year in which the expense is incurred.

7.  Termination Procedures.

                         7.1  Notice of Termination.  After a Change in Control and during the Term, any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 11 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i) or (ii) of the definition of Cause herein, and specifying the particulars thereof in detail.

                        7.2  Date of Termination.  “Date of Termination,” with respect to any purported termination of the Executive’s employment after a Change in Control and during the

Term, shall mean (i) if the Executive’s employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full time performance of the Executive’s duties during such thirty (30) day period), and (ii) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than thirty (30) days (except in the case of a termination for Cause) and, in the case of a termination by the Executive, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

8.  No Mitigation.  The Company agrees that, if the Executive’s employment with the Company terminates during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 6 hereof.  Further, except as specifically provided in Section 6.1(B) hereof, no payment or benefit provided for in this Agreement shall be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.  Restrictive Covenants.

                          9.1  Confidentiality.

                                     (A)  The Executive acknowledges that the business in which the Company is engaged is intensely competitive and that the Executive’s employment by the Company has required that the Executive have access to, and knowledge of, confidential information of the Company and its Affiliates, not generally published or available to the public, including, but not limited to, business plans, operational methods, operating performance statistics and data, financial information and projections, technical processes and data, marketing techniques or materials, product development plans, research and development, lists of clients or customers, interests and needs of clients or customers, business plans and policies, overhead and cost information, manufacturing, ingredients, supply chain, sourcing, accounts, books, records, profit margins, plans for acquisition or disposition of assets, products or investments, expansion plans, financial status and plans, computer software applications and other programs, source codes, object codes, processes, formulas, designs, ideas, concepts, models, methods, pricing policies or methods, prices considered or actually charged, staffing, personnel information and other trade secrets of the Company, all of which are of vital importance to the success of the Company’s business (collectively, “Confidential Information”) and that the disclosure of Confidential Information to existing or potential competitors of the Company could place the Company at a serious competitive disadvantage and could do serious damage, financial and otherwise, to the business of the Company.

                                      (B)  The Executive acknowledges and agrees that at all times hereafter, except for the purpose of Company business, the Executive will not communicate, divulge or disclose to any other person or use for the Executive’s own benefit or purposes any Confidential Information, except as required by law or court order or expressly authorized in writing by the Company.

                           9.2  Non-Competition; Non-Solicitation.  The Executive hereby agrees that, for the one (1)-year period following the Date of Termination:

                                      (A)  The Executive shall not engage, directly or indirectly, or take any preparatory steps to engage (whether as officer, director, stockholder, partner, associate, employee, consultant, owner, investor or otherwise) in any Competitive Business (as defined below) of any person, corporation, firm or enterprise carrying on a Competitive Business anywhere in the United States.  “Competitive Business” shall mean any business that is primarily engaged in the legal, tax and regulatory publishing business; provided, however, that Executive may own less than 3% equity ownership interest in such a publicly-traded corporation;

                                      (B)  The Executive shall not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, without the previous written consent of the Company, solicit or recruit the employment or services of any person who is an employee or independent contractor of the Company or its Affiliates; provided, however, that hiring a person who responded to publicized advertisement not directed to employees of the Company or its Affiliates, and without any solicitation or encouragement of the Executive, shall not constitute a violation of this Section 9.2(B); and

                                      (C)  The Executive shall not, directly or indirectly, encourage, persuade, or induce, or attempt to encourage, persuade or induce, any person or entity who is a customer, client, or supplier of the Company or its Affiliates not to do business with the Company or to reduce the amount of business it is doing or might do in the future with the Company or its Affiliates.

                            9.3  Mutual Non-Disparagement.  The Executive hereby agrees not to make statements that are intended or reasonably likely to disparage the Company or its Affiliates or that otherwise degrade the reputation of the Company or its Affiliate in the business, industry or legal community.  The Company hereby agrees that neither it nor its Affiliates shall make statements that are intended or reasonably likely to disparage the Executive or that otherwise degrade the reputation of the Executive in the business, industry or legal community.

                            9.4  The Executive hereby acknowledges and agrees that the enforcement of the restrictive covenants contained in this Section 9 above are necessary, in view of the scope of the Company’s business, the Executive’s unique skills, and the Executive’s intimate knowledge of the Company’s Confidential Information, to ensure the protection and continuity of the business and goodwill of the Company.  The Executive acknowledges and agrees that, due to the proprietary nature of the business of the Company and the Executive’s position with the Company, the restrictions set forth in this Agreement are reasonable as to duration and scope.  The Executive further acknowledges that the non-competition restrictions will not pose an undue hardship on the Executive.

10.  Successors; Binding Agreement.

                           10.1  In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                            10.2  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

11.  Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the address set forth in the personnel records of the Company, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:

The Bureau of National Affairs, Inc. 1801 South Bell Street Arlington, Virginia 22202 Attention: General Counsel

12.  Miscellaneous.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or of any lack of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party; provided, however, that this Agreement shall supersede any agreement setting forth the terms and conditions of the Executive’s employment with the Company only in the event that the Executive’s employment with the Company is terminated on or following a Change in Control, by the Company other than for Cause or by the Executive for Good Reason.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia without regard to its principles of conflicts of laws.  All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including without limitation those under Sections 6, 7 and 9 hereof) shall survive such expiration.

13.  Validity.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way to affected or impaired thereby and shall remain in full force and effect.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity, scope or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

14.  Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.  Settlement of Disputes; Arbitration.

                            15.1  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.  Notwithstanding the above, in the event of any dispute, any decision by the Board hereunder shall be subject to a de novo review by the arbitrator.

                           15.2  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Arlington County, Virginia in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

16.  Section 409A.  The intent of the parties is that payments and benefits under this Agreement comply with section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement until such time as the Executive is considered to have incurred a “separation from service” from the Company within the meaning of section 409A of the Code.  Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of section 409A of the Code, and any payments that are due within the “short term deferral period” as defined in section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.  To the extent required to avoid the application of an accelerated or additional tax under section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following the Executive’s termination of employment shall instead be paid on the first (1st) business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier), and shall be increased by an amount equal to interest on such payments for the six-month (or shorter) period such payments are delayed at a rate equal to the

120-month rolling average yield to maturity of the index called the “Merrill Lynch U.S. Corporates, A Rated, 15+ Years Index” as of December 31 of the year preceding the year in which the Executive incurs a “separation from service.”  To the extent required to avoid an accelerated or additional tax under section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one (1) year may not affect amounts reimbursable or provided in any subsequent year.

17.  Definitions.  For purposes of this Agreement, the following terms shall have the meanings indicated below:

                                        (A)  “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

                                        (B)  “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                                        (C)  “Board” shall mean the Board of Directors of the Company.

                                       (D)  “Cause” for termination by the Company of the Executive’s employment shall mean (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 7.1 hereof) that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.  For purposes of clauses (i) and (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company.

                                        (E)  A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                                    (I)  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 30% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity;

                                    (II)  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;

                                    (III)  there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or other entity, other than a merger or consolidation immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or the entity surviving such merger or consolidation or (b) if there is no such parent, of the Company or such surviving entity; or

                                     (IV)  the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of (a) any parent of the Company or of the entity to which such assets are sold or disposed or (b) if there is no such parent, of the Company or such entity.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

                                        (F)  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

                                        (G)  “Company” shall mean The Bureau of National Affairs, Inc. and, except in determining under Section 17(E) hereof whether or not any Change in Control of the Company has occurred, shall include any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                                        (H)  “Competitive Business” shall have the meaning set forth in Section 9.2 hereof.

                                        (I)  “Confidential Information” shall have the meaning set forth in Section 9.1 hereof.

                                        (J)   “Date of Termination” shall have the meaning set forth in Section 7.2 hereof.

                                        (K)  “Disability” shall be deemed the reason for the termination by the Company of the Executive’s employment, if, Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

                                        (L)  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

                                        (M)    “Executive” shall mean the individual named in the first paragraph of this Agreement.

                                        (N)  “Good Reason” for termination by the Executive of the Executive’s employment shall mean the occurrence (without the Executive’s express written consent which specifically references this Agreement) after any Change in Control, or prior to a Change in Control under the circumstances described in clauses (ii) and (iii) of the second sentence of Section 6.1 hereof (treating all references in paragraphs (I) through (VI) below to a “Change in Control” as references to a “Potential Change in Control”), of any one of the following acts by the Company, or failures by the Company to act, unless, in the case of any act or failure to act described in paragraph (I), (V) or (VI) below, such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

                                  (I)  the assignment to the Executive of any duties inconsistent with the Executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the Executive’s responsibilities from those in effect immediately prior to the Change in Control other than any such alteration primarily attributable to the fact that the Company may no longer be a public company;

                                  (II)     a reduction by the Company in the Executive’s annual base salary as in effect on the Effective Date or as the same may be increased from time to time;

                                  (III)    the relocation of the Executive’s principal place of employment to a location more than 30 miles from the Executive’s principal place of employment immediately prior to the Change in Control or the Company’s requiring the Executive to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on the Company’s business to an extent substantially consistent with the Executive’s present business travel obligations as in effect prior to the Change in Control;

                                   (IV)    the failure by the Company to pay to the Executive any portion of the Executive’s current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

                                    (V)     the failure by the Company to continue in effect any material compensation plan in which the Executive participates immediately prior to the Change in Control which is material to the Executive’s total compensation, including but not limited to the Company’s equity-based long-term incentive plans, supplemental employee retirement plans (SERPs) and annual incentive plans, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Executive’s participation relative to other participants, as existed immediately prior to the Change in Control;

                                     (VI)    the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately prior to the Change in Control (except for immaterial changes and across the board changes similarly affecting all executives of the Company and all executives of any Person in control of the Company), the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control; or

                                     (VII)   the failure of the Company to obtain the assumption of this Agreement as described in Section 10.1, prior to the effectiveness of any such succession.

The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.  The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided that the Executive provides the Company with a written Notice of Termination within ninety (90) days following the occurrence of the event constituting Good Reason.

                                      (O)  “Notice of Termination” shall have the meaning set forth in Section 7.1 hereof.

                                      (P)  “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

                                      (Q)  “Potential Change in Control Period” shall mean the period commencing on the occurrence of a Potential Change in Control and ending upon the occurrence of a Change in Control or, if earlier (i) with respect to a Potential Change in Control occurring pursuant to Section 17(R)(I), immediately upon the abandonment or termination of the applicable agreement, (ii) with respect to a Potential Change in Control occurring pursuant to Section 17(R)(II), immediately upon a public announcement by the applicable party that such party has abandoned its intention to take or consider taking actions which if consummated would result in a Change in Control or (iii) with respect to a Potential Change in Control occurring pursuant to Section 17(R)(III) or (IV), upon the one (1) year anniversary of the occurrence of such Potential Change in Control (or such earlier date as may be determined by the Board).

                                       (R)  “Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                                                   (I)  the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                                                   (II)    the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                                                   (III)   any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates); or

                                                   (IV)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

                                       (S)  “Retirement” shall be deemed the reason for the termination by the Executive of the Executive’s employment if such employment is terminated in accordance with the Company’s retirement policy, including early retirement, generally applicable to its salaried employees.

                                       (T)  “Severance Payments” shall have the meaning set forth in Section 6.1 hereof.

                                       (U)  “Term” shall mean the period of time described in Section 2 hereof (including any extension, continuation or termination described therein).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

THE BUREAU OF NATIONAL AFFAIRS, INC.

Name:
Title:

EXECUTIVE

Exhibit A

RELEASE AGREEMENT

1.	EXECUTIVE’S GENERAL RELEASE AND WAIVER.

(a)
In consideration of the payments and benefits provided pursuant to Section 6.1 of the Change in Control Severance Agreement (to which this Release is attached), the Executive hereby forever releases and discharges the Company and its parents, Affiliates, successors and assigns, as well as each of its past and present officers, directors, employees, agents, attorneys and shareholders (collectively, the “Released Parties”), from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that the Executive had, now has or may hereafter claim to have against the Released Parties arising out of or relating in any way to the Executive’s employment with, and termination of employment with, the Company or otherwise relating to any of the Released Parties from the beginning of time to the date of the Executive’s signature below (the “Release”).

(b)
This Release specifically extends to, without limitation, any and all claims or causes of action for wrongful termination, breach of an express or implied contract, agreement or arrangement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and any claims under any applicable state, federal or local statutes, ordinances and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), as amended, the Older Workers Benefit Protection Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, and the Family and Medical Leave Act, as amended, Titles 2.2, 40.1, 51.1, 51.5, 60.2, and 65.2 of the Annotated Code of Virginia, 1950, as amended, the Virginia Human Rights Act, and applicable regulations; provided, however, that this Release does not waive, release or otherwise discharge any claim or cause of action that cannot legally be waived, including, but not limited to, any claim for unpaid wages, workers’ compensation benefits, unemployment benefits and any claims for indemnification under applicable law, any applicable Company insurance policy and/or the Company’s articles of incorporation and by-laws.

(c)
For the purpose of implementing a full and complete release, the Executive understands and agrees that this Release is intended to include all claims, if any, which the Executive may have and which the Executive does not now know or suspect to exist in his favor against the Released Parties and this Release extinguishes those claims.  Accordingly, the Executive expressly waives all rights afforded by any statute or regulation in any applicable jurisdiction limiting or restricting the waiver of unknown claims.

2.	ADEA WAIVER. The Executive understands that he is waiving his rights under the ADEA and thus:

(a)
The Executive has been informed and understands and agrees that he has had at least [twenty-one (21)/in the event of a “group termination,” forty-five (45)] calendar days after receipt of this Release to consider whether to sign it.

(b)
The Executive has been informed and understands and agrees that he may revoke this Release at any time during the seven (7) calendar days after this Release is signed and returned to the Company.  The Executive acknowledges and agrees that if he wishes to revoke this Release, he must do so in writing, and that such revocation must be signed by the Executive and received by the Company pursuant to Section 11 of the Change in Control Severance Agreement, no later than the seventh (7th) day after the Executive has signed and returned the Release.  The Executive acknowledges and agrees that, in the event the Executive revokes the Release, he shall have no right to receive the Severance Payments provided in Section 6.1 of the Change in Control Severance Agreement.

(c)	The Executive acknowledges and agrees that prior to signing this Release, he read and understood each and every provision of this Release.

(d)
The Executive acknowledges and agrees that he is hereby advised in this writing to consult with an attorney of his choice concerning the legal consequences of this Release, and the Executive hereby acknowledges that prior to signing this Release, he had the opportunity to consult with an attorney of his choosing regarding the effect of each and every provision of this Release.

(e)
The Executive acknowledges and agrees that he knowingly and voluntarily entered into this Release with complete understanding of all relevant facts, and that he was neither fraudulently induced nor coerced to enter into this Release.

(f)	The Executive understands that he is not waiving, releasing or otherwise discharging any claims under the ADEA that may arise after the date he signs this Release.

(g)	[In the event of a “group termination”: The Executive acknowledges that he received the attached additional disclosures relating to a group termination program, as specified by the OWBPA.]

3.
NO CLAIMS.  As part of this Release, the Executive agrees and covenants not to file, initiate, or join any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any claims barred or released by this Release, or to accept any relief in connection with any such suit.  This Release shall also not prevent the Executive from filing a charge with the Equal Employment Opportunity Commission (or

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similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by the Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred.

4.
NO ADMISSION. Neither this Release nor the benefits or consideration is to be construed as an admission on the part of the Released Parties of any wrongdoing or liability, nor to be admissible as evidence in any proceeding, other than for enforcement of the provisions of this Release.

5.
JOINT DRAFTING. This Release is deemed to have been drafted jointly by the Parties.  Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

6.
WAIVER.  No waiver of any breach of any term or provision of the Change in Control Severance Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Release.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

7.	GOVERNING LAW. This Release shall be governed and construed under the laws of the State of Virginia, without regard to its conflict of laws rules.

8.	HEADINGS. The headings herein are for convenience and reference only, and in no way define, limit, extend or describe the scope of this Release or the intent of any provisions hereof.

9.	SUCCESSORS AND ASSIGNS. This Release shall inure to the benefit of and be binding upon the heirs, representatives, successors and assigns of each of the parties to it.

             I have signed this Release voluntarily and knowingly.

Dated:  ________________________                                                                ________________________________
                                                                                                               (“Executive”)

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